Exhibit 5.2

First Commonwealth Financial Corporation 601 Philadelphia Street Indiana, PA 15701 724-349-7220 Phone 724-349-6427 Fax fcbanking.com

August 8, 2018

First Commonwealth Financial Corporation

601 Philadelphia Street

Indiana, Pennsylvania 15701

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I am Executive Vice President, Chief Risk Officer and General Counsel of First Commonwealth Financial Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and my opinion has been requested as to certain matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (i) shares of common stock, $1.00 par value per share, of the Company (“Common Stock”); (ii) shares of preferred stock, $1.00 par value per share, of the Company in one or more series (“Preferred Stock”); (iii) senior and subordinated debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness (“Debt Securities”); (iv) depositary shares representing a fractional share or multiple shares of Preferred Stock, evidenced by a depositary receipt (“Depositary Shares”); (v) warrants representing rights to purchase Common Stock, Preferred Stock, Depositary Shares and Debt Securities (“Warrants”); (vi) contracts for the purchase of Common Stock, Preferred Stock or Depositary Shares (“Stock Purchase Contracts”); and (vii) units consisting of any combination of the above (“Units”). The Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, Stock Purchase Contracts and Units are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Company’s registration statement on Form S-3, as it may be amended from time to time (the “Registration Statement”), to which this opinion is an exhibit.

In rendering the opinion set forth below, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following: (i) the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company; and (ii) the resolutions of the Board of Directors of the Company adopted on July 24, 2018 (the “Resolutions”). I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

Additionally, in rendering the opinion set forth below, I have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the offer or sale of any Securities; (ii) a prospectus supplement will have been prepared and filed with the Securities and Exchange Commission describing any Securities offered thereby; (iii) all Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) at the time of any offering or sale of any shares of Common Stock or Preferred

First Commonwealth Financial Corporation

August 8, 2018

Stock, the Company will have such number of shares of Common Stock or Preferred Stock, as set forth in such offering or sale, authorized and available for issuance; (v) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (vi) Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, established (if appropriate) and reserved for issuance upon such conversion, exchange or exercise (if appropriate); (vii) at the time of any offering or sale of Securities, the Resolutions will not have been modified or rescinded and there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities; (viii) the genuineness of all signatures and the legal competence of all signatories; (ix) the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; and (x) the proper issuance and accuracy of certificates of public officials and officers and agents of the Company.

Based upon and subject to the foregoing and the qualifications set forth below, I am of the opinion that with respect to any issuance and sale of any shares of Common Stock or of any series of Preferred Stock and Depositary Shares under the Registration Statement, when (a) the board of directors of the Company (or a duly authorized committee thereof or a duly authorized executive officer of the Company) has taken all necessary corporate action to approve the issuance and sale of any shares of Common Stock or of any series of Preferred Stock and Depositary Shares, if applicable; (b) the terms of any shares of Common Stock or of any series of Preferred Stock and Depositary Shares, if applicable, and of their issuance have been duly established so as not to violate any applicable law or result in default under, or breach of, any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (c) any such shares of Common Stock or of any such series of Preferred Stock and Depositary Shares, if applicable, have been issued and sold as contemplated in the Registration Statement and any prospectus and pricing supplements relating thereto, (including any such shares that may be issued upon conversion or exercise of any Security offered under the Registration Statement), then such shares of Common Stock and Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable and such Depositary Shares will be validly issued and will entitle their holders to the rights specified in the Deposit Agreement.

This opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania that are, in my experience, normally applicable to the transactions of the type provided for in the Registration Statement, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand that you have received opinions regarding the Debt Securities, Warrants, Stock Purchase Contracts, Units and other matters of New York law from Squire Patton Boggs (US) LLP have been separately provided to you on even date herewith. I express no opinion with respect to the matters contained in such opinions.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

First Commonwealth Financial Corporation

August 8, 2018

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Validity of Securities.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Matthew C. Tomb

Matthew C. Tomb Executive Vice President, Chief Risk Officer and General Counsel